UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 17, 2015

Esperion Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35986	26-1870780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3891 Ranchero Drive, Suite 150 Ann Arbor, MI	48108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 887-3903

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 18, 2015, Esperion Therapeutics, Inc., a Delaware corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC and UBS Securities LLC, as representatives of the several underwriters party thereto (collectively, the “Underwriters”), related to a public offering (the “Offering”) of 1,750,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at a public offering price of $100.00 per share (the “Offering Price”). Pursuant to the terms of the Underwriting Agreement, the Underwriters were also granted a 30-day option to purchase up to an additional 262,500 shares of Common Stock at the Offering Price (the “Underwriter Option”). The net proceeds to the Company, after deducting the underwriting discount and estimated expenses associated with the Offering, are expected to be approximately $165.1 million. The closing of the Offering is expected to occur on or about March 24, 2015, subject to the satisfaction of customary closing conditions.

The Common Stock is being offered and sold pursuant to a prospectus dated December 31, 2014 and a prospectus supplement dated March 18, 2015, (i) in connection with a takedown from the Company’s shelf registration statement on Form S-3 (Registration No. 333-201198) (the “Registration Statement”), which the U.S. Securities and Exchange Commission declared effective on December 31, 2014 and (ii) under a registration statement on Form S-3MEF (File No. 333-202859), which the Company filed on March 18, 2015 in accordance with Securities Act of 1933, as amended (the “Securities Act”), Rule 462(b) to register an additional 12,500 shares of common stock available to be sold thereunder.

The Underwriting Agreement contains customary representations, warranties, covenants, conditions to closing, indemnification and other obligations of the parties and termination provisions. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Underwriting Agreement, which is included as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference herein.

The Underwriting Agreement has been filed with this Current Report on Form 8-K to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

A copy of the legal opinion of Goodwin Procter LLP, relating to the validity of the shares issued in the Offering, is filed as Exhibit 5.1 to this Current Report on Form 8-K and is filed with reference to, and is hereby incorporated by reference into, the Registration Statement.

Item 2.02 Results of Operations and Financial Condition.

The Company announced that its cash and cash equivalents and available-for-sale investments is expected to be approximately $136.2 million at February 28, 2015, as compared to $141.6 million at December 31, 2014.  This financial data as of February 28, 2015 is preliminary and is based on information available to the Company’s management as of the date of this current report on Form 8-K and is subject to completion by management of the Company’s financial statements as of and for the quarter ended March 31, 2015. The Company’s independent registered public accountants have not audited, reviewed or performed any procedures with respect to such preliminary financial data and accordingly do not express an opinion or any other form of assurance with respect thereto.  These results could change as a result of further review.  Complete quarterly results will be announced during the Company’s first quarter financial results earnings conference call and included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

Pursuant to General Instruction B.2. to Form 8-K, the information set forth in this Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01. Other Events.

On March 17, 2015, the Company issued a press release announcing the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On March 18, 2015, the Company issued a press release announcing its entry into the Underwriting Agreement. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

1.1

Underwriting Agreement, dated March 18, 2015, between Esperion Therapeutics, Inc. and Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC and UBS Securities LLC, as representatives of the several underwriters party thereto.

5.1	Opinion of Goodwin Procter LLP.
23.1	Consent of Goodwin Procter LLP (included in its opinion filed as Exhibit 5.1).
99.1	Press release issued by Esperion Therapeutics, Inc., on March 17, 2015.
99.2	Press release issued by Esperion Therapeutics, Inc., on March 18, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESPERION THERAPEUTICS, INC.
	By:	/s/ Tim M. Mayleben
Name: Tim M. Mayleben
Title: President and Chief Executive Officer
Dated: March 19, 2015

EXHIBIT INDEX

1.1

Underwriting Agreement, dated March 18, 2015, between Esperion Therapeutics, Inc. and Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC and UBS Securities LLC, as representatives of the several underwriters party thereto.

5.1	Opinion of Goodwin Procter LLP.
23.1	Consent of Goodwin Procter LLP (included in its opinion filed as Exhibit 5.1).
99.1	Press release issued by Esperion Therapeutics, Inc., on March 17, 2015.
99.2	Press release issued by Esperion Therapeutics, Inc., on March 18, 2015.